Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

SPRINT NEXTEL CORPORATION, a Kansas	)
corporation, WIRELESSCO L.P., a Delaware	)
limited partnership, SPRINT SPECTRUM,	)
L.P., a Delaware limited partnership,	)
SPRINTCOM, INC., a Kansas corporation, and	)
SPRINT COMMUNICATIONS COMPANY,	)
L.P., a Delaware limited partnership,	)
)
Plaintiffs,	)
)
v.	)	Civil Action No. 3746-VCP
)
iPCS, INC., a Delaware Corporation, iPCS	)
WIRELESS, INC., a Delaware corporation,	)
HORIZON PERSONAL	)
COMMUNICATIONS, INC., an Ohio	)
corporation, and BRIGHT PERSONAL	)
COMMUNICATIONS SERVICES, LLC, an	)
Ohio limited liability company,	)
)
Defendants.	)

MEMORANDUM OPINION

Submitted: October 1, 2008
Decided: October 8, 2008

A. Gilchrist Sparks, III, Esquire, Samuel T. Hirzel, Esquire, Amaryah K. Bocchino, Esquire, MORRIS, NICHOLS, ARSHT & TUNNELL LLP, Wilmington, Delaware; Daniel J. King, Esquire, Amy Yervanian, Esquire, Michael Cates, Esquire, Shelby S. Guilbert, Esquire, KING & SPALDING, LLP, Atlanta, Georgia; Attorneys for Plaintiffs

Andre G. Bouchard, Esquire, David J. Margules, Esquire, Joel Friedlander, Esquire, James J. Merkins, Jr., Esquire, BOUCHARD, MARGULES & FRIEDLANDER, P.A., Wilmington, Delaware; John M. Touhy, Esquire, J. Tyson Covey, Esquire, Michael K. Forde, Esquire, MAYER BROWN LLP, Chicago, Illinois; Attorneys for Defendants

PARSONS, Vice Chancellor.

Before this Court is a renewed motion to stay this Delaware Action by Defendants, iPCS, Inc. and iPCS Wireless, Inc. (collectively, “iPCS”), in favor of a concurrent action in Illinois. Defendants filed their motion on September 16, 2008, immediately following the Honorable Kathleen M. Pantle’s September 15 decision denying a motion to dismiss the Illinois proceedings by Sprint Nextel Corporation and several of its subsidiaries (collectively, “Sprint”), Plaintiffs in this action. In light of the Illinois court’s decision and certain other developments since my July 14, 2008 denial of Defendants’ initial motion to dismiss or stay (“motion to stay”), and in the interests of comity, the efficient administration of justice, and achieving a complete and expeditious resolution of the underlying controversy, I grant iPCS’s renewed motion to stay these proceedings.

I.              FACTUAL BACKGROUND

This case revolves around an announced transaction between Sprint and Clearwire Corporation (“Clearwire”) that would result in the formation of a new entity offering products and services in the broadband wireless communications marketplace.(1) The controversy stems from a disagreement between Sprint and iPCS as to the effect that the Clearwire Transaction will have on the Management Agreements between Sprint and three iPCS subsidiaries, i.e., whether the Transaction will cause Sprint to breach those Agreements. The Management Agreements govern the rights and obligations of the

(1)                                  For a more detailed description of the facts, see this Court’s previous decision in Sprint Nextel Corp. v. iPCS, Inc.
(Sprint IV), 2008 WL 2737409, at *1-5 (Del. Ch. July 14, 2008). Unless otherwise noted, this memorandum opinion uses the same definitions (e.g., “Clearwire Transaction”) provided in Sprint IV.

parties in connection with the iPCS parties’ undertakings “to build out portions of Sprint’s nationwide wireless network in exchange for the right to do business using Sprint’s spectrum licenses and brands in certain designated areas of the country . . . .”(2)

On May 7, 2008, Plaintiffs announced the Clearwire Transaction, which will create a separate publicly-traded company providing a national WiMAX network. On the same day, Sprint filed this action seeking a declaratory judgment as to the scope of the relationships between Sprint and iPCS Wireless and between Sprint and two other iPCS, Inc. subsidiaries, Horizon and Bright, under the Management Agreements. Three days later, the iPCS subsidiaries filed an action in Illinois state court against Sprint seeking an injunction against the Clearwire Transaction and declaratory relief that mirrors the relief sought in this Delaware Action.

On July 14, 2008, I dismissed Sprint’s claims against Horizon and Bright for lack of personal jurisdiction, retained jurisdiction over iPCS Wireless and iPCS, Inc., and denied iPCS’s motion to stay the Delaware proceedings in favor of the Illinois Action. A trial in this Action is scheduled to be held from October 31 to November 7, 2008. In a September 15, 2008 decision, the Illinois court declined to dismiss the Illinois Action. Currently before me is iPCS’s renewed motion to stay the Delaware proceedings in favor of the Illinois Action.

(2)                                  Id. at *1.

II.            ANALYSIS

This case and the Illinois Action present complicated issues of contract interpretation affecting several parties. Procedurally, the parties have engaged in a strenuous tug-of-war to determine the proper forum in which to have their disputes heard. Since Sprint announced the Clearwire Transaction, the competing camps have endeavored to have the litigation proceed first, if not entirely, in their preferred forum, either Delaware or Illinois. After extensive motion practice in both jurisdictions, the current situation is as follows. Based on my decision in Sprint IV, the claims against Horizon and Bright in this Court were dismissed for lack of personal jurisdiction. As a result, only the Illinois court has those two parties, as well as iPCS Wireless, and their respective Management Agreements with Sprint before it. For the reasons explained in Sprint IV, however, I provisionally denied iPCS’s motion to stay this action pending the Illinois court’s decision on Sprint’s motion to dismiss the proceedings there based on the pendency of this action. Since that time, iPCS has moved to dismiss this action for lack of subject matter jurisdiction, arguing that it belongs in the Delaware Superior Court, not the Court of Chancery. The grounds for that motion, which remains under advisement, are at least colorable and, if the motion succeeds, would undermine my reasons for denying a stay. In addition, Judge Pantle recently denied Sprint’s motion to dismiss the Illinois Action, and scheduled the trial in that action to begin on December 2, 2008.

Based on these changed circumstances and considerations of comity and to alleviate the burden on the courts and the parties of potentially duplicative litigation on a number of issues, I grant Defendants’ renewed motion to stay the Delaware Action.

A.                                    The Applicable Standard for a Motion to Stay

The applicable legal principles are discussed in Sprint IV and summarized briefly here. The granting of a motion to stay is not a matter of right, but rather rests within the sound discretion of the court.(3) The court should inform its analysis with considerations of comity and the necessities of an orderly and efficient administration of justice.(4) Where multiple actions are contemporaneously filed, this Court evaluates a motion to stay under the traditional forum non conveniens framework without according preference to one action over another.(5) “As a general matter, and all else being equal, it is sensible that the court which has before it all the claims arising out of a particular constellation of facts should be the forum that adjudicates those claims.”(6)

In a forum non conveniens analysis, the factors courts consider are:

1) the applicability of Delaware law in the action; 2) the relative ease of access to proof; 3) the availability of compulsory process for witnesses; 4) the pendency or non-pendency of any similar actions in other jurisdictions; 5) the possibility of a need to view the premises; and 6) all other

(3)                                  See Adirondack GP, Inc. v. Am. Power Corp., 1996 WL 684376, at *6 (Del. Ch. Nov. 13, 1996) (citing McWane Cast Iron Pipe Corp. v. McDowell-Wellman Eng’g Co., 263 A.2d 281 (Del. 1970)).

(4)                                  See id. (citing McWane, 263 A.2d at 283).

(5)                                  Rapoport v. Litig. Trust of MDIP Inc., 2005 WL 3277911, at *2 (Del. Ch. Nov. 23, 2005).

(6)                                  HFTP Invs., L.L.C. v. ARIAD Pharms., Inc., 752 A.2d 115, 124 (Del. Ch. 1999).

practical considerations which would serve to make the trial easy, expeditious and inexpensive.(7)

Motions to stay litigation on grounds of forum non conveniens are rarely granted because Delaware courts generally uphold a plaintiff’s choice of forum.(8)

As discussed in Sprint IV, because this litigation and the Illinois Action were filed only three business days apart, I view them as contemporaneous and apply the forum non conveniens framework to determine whether a stay of the Delaware Action is warranted.(9) For purposes of iPCS’s renewed motion to stay, I need only revisit the fourth and sixth forum non conveniens factors as they predominate in importance and encompass the new developments on which my decision is based.(10)

(7)                                  In re Chambers Dev. Co. S’holders Litig., 1993 WL 179335, at *2 (Del. Ch. May 20, 1993).

(8)                                  See In re Bear Stearns Cos. S’holder Litig., 2008 WL 959992, at *5 (Del. Ch. Apr. 9, 2008) (citing Berger v. Intelident Solutions, Inc., 906 A.2d 134, 135 (Del. 2006)). As explained in Sprint IV, to succeed on a motion to stay litigation such as this on grounds of forum non conveniens, there is some debate as to whether a defendant must show “overwhelming hardship and inconvenience” or merely demonstrate that the relevant factors preponderate in his favor. See 2008 WL 2737409, at *15 n.122. Defendants argue persuasively that the preponderance standard should apply, and Sprint does not seriously suggest otherwise. In the current circumstances of this case, however, I find Defendants have satisfied even the more demanding test of overwhelming hardship and inconvenience. Thus, I need not resolve the perceived debate.

(9)                                  2008 WL 2737409, at *15. This Court treats as simultaneous, complaints filed within the same general time frame. In re Chambers, 1993 WL 179335, at *7.

(10)                            For a discussion of the relevance of the other factors to my forum non conveniens analysis, see Sprint IV, 2008 WL 2737409, at *15 n.125. For purposes of this decision, I reiterate only that Kansas law is likely to govern the interpretation of the Management Agreements; there are no issues of Delaware law or corporate governance central to this dispute.

B.                                    Application of the Fourth and Sixth Forum Non Conveniens Factors

As I observed in Sprint IV, the Illinois and Delaware Actions indisputably arise from a common nucleus of operative facts.(11) Additionally, both actions are scheduled to move forward on an expedited basis, and, by agreement, the parties have coordinated discovery in the two actions in keeping with the significant overlap in the parties and issues. The Sprint parties, Plaintiffs here and defendants in the Illinois Action, are identical in the two cases. As for the iPCS parties, the Illinois court has before it, as plaintiffs, the three iPCS, Inc. subsidiaries, iPCS Wireless, Horizon, and Bright, but not iPCS, Inc. This Court has before it, as Defendants, iPCS Wireless and its parent, iPCS, Inc., which has a material interest in this litigation, but is not an indispensable party. Because I dismissed Sprint’s claims against Horizon and Bright for lack of personal jurisdiction, this Court will only consider issues surrounding the Management Agreement between Sprint and iPCS Wireless. The claims asserted in the Illinois Action involve those same issues. In addition, however, the Illinois Action raises similar issues regarding the separate Management Agreements Sprint has with Horizon and Bright.

Although only the Illinois court has the parties to all three of the Management Agreements in question before it, I do not consider that fact dispositive. As I stated in Sprint IV, this Court already has expended significant time and effort “in analyzing the meaning and impact of various aspects of the Management Agreements of Horizon and

(11)                        Id. at *15 n.126.

Bright, which closely track the Management Agreement of iPCS Wireless.”(12) I further found that the similarities among the Management Agreements in relation to a number of the issues raised by the parties as to the Clearwire Transaction predominated over any differences, and weighed in favor of denying Defendants’ motion to stay.

Since my July 14 opinion, however, at least two material changes in the circumstances surrounding this dispute have occurred. First, iPCS, in a motion to dismiss, presented a colorable challenge to this Court’s subject matter jurisdiction over the Delaware Action. Second, Judge Pantle lifted her preliminary stay of the Illinois Action and denied Sprint’s motion to dismiss that action, thereby deciding to adjudicate the issues between Sprint and the three iPCS subsidiaries. Based on these developments, I have reexamined the relevant forum non conveniens factors and decided to stay the Delaware Action.

1.                                      iPCS’s Motion to Dismiss for Lack of Subject Matter Jurisdiction

After my July 14 decision denying iPCS’s motion to stay, iPCS moved to dismiss Sprint’s claims for lack of subject matter jurisdiction. If iPCS succeeds on this motion, Sprint could not go forward in this Court, but could elect to transfer this case to the Superior Court.(13) If that were to occur, however, another judge presumably would preside over the litigation in Delaware, which would render irrelevant this Court’s previous experience with many of the facts and issues likely to be presented in

(12)                            Id. at *16.

(13)                            See 10 Del. C. § 1902.

connection with the parties’ dispute over the effect of the Management Agreements on the Clearwire Transaction. Thus, an order granting iPCS’s motion to dismiss for lack of subject matter jurisdiction would support staying any further litigation in Delaware in favor of the Illinois Action.

Although iPCS has stated a colorable challenge to this Court’s jurisdiction, Sprint likewise has advanced a plausible argument in favor of the exercise of equitable jurisdiction here. The dispute raises a fairly novel issue that will require me to determine the outer limits of this Court’s jurisdiction in a declaratory judgment action where the plaintiff neither explicitly requests equitable relief nor invokes an equitable right. More specifically, I would need to consider whether Sprint could meet the requirements of subject matter jurisdiction based on the possibility, at the time this action was filed, that equitable relief would be required to implement a potential declaratory judgment because the parties had embarked on a collision course as envisioned in Diebold Computer Leasing, Inc. v. Commercial Credit Corp.(14)

Even if I were to deny the motion to dismiss, however, the parties’ dispute as to subject matter jurisdiction raises practical considerations that make the trial of this matter in Delaware less expeditious and inexpensive than staying this proceeding in favor of the Illinois Action. For example, if iPCS pursues an interlocutory appeal under Supreme Court Rule 42, as it did after I denied its original motion to stay the Delaware Action, it would further prolong the time for resolving this controversy. Because such a decision

(14)                            267 A.2d 586, 590-91 (Del. 1970).

would sustain the controverted jurisdiction of the trial court, one of the criteria enumerated in Rule 42(b), it conceivably could be the subject of an interlocutory appeal to the Delaware Supreme Court.(15) But even if there were no interlocutory appeal, the continuing jurisdictional dispute would cast a shadow over any judgment rendered by this Court. This would complicate further the task of the Illinois court in determining the preclusive effect, if any, to be given to a decision by this Court on the merits of the Delaware Action. In these circumstances, the pendency of iPCS’s motion to dismiss this action gives rise to practical considerations under the sixth forum non conveniens factor that support staying the Delaware Action.

2.                                      The Illinois Court’s Denial of Sprint’s Motion to Dismiss

On September 15, 2008, Judge Pantle denied Sprint’s motion to dismiss the Illinois Action in favor of the Delaware Action, and later scheduled trial to begin on December 2, 2008. In its September 15 decision, the Illinois court emphasized that it alone had jurisdiction over all three iPCS subsidiaries and their respective Management Agreements with Sprint. In addition, Judge Pantle concluded that she could not give

(15)                            Indeed, the Supreme Court has both declined and accepted interlocutory appeals from trial court denials of motions to dismiss for lack of subject matter jurisdiction. See Prison Health Servs., Inc. v. BCE Emergis Corp., 782 A.2d 266, 2001 WL 819598, at *1 (Del. July 12, 2001) (TABLE) (refusing interlocutory appeal of denial of motion to dismiss for lack of subject matter jurisdiction by Court of Chancery); Am. Appliance, Inc. v. State ex rel. Brady, 712 A.2d 1001 (Del. 1998) (considering interlocutory appeal of denial of motion to dismiss for lack of subject matter jurisdiction by Superior Court). The question would be whether a decision denying iPCS’s motion would also establish a legal right and determine a substantial issue in this case. See Supr. Ct. R. 42.

deference or preclusive effect to a prior decision of this Court regarding any aspect of the underlying controversy “without conducting a hearing and reviewing the entire Delaware Action transcript . . . .”(16) The Illinois court, therefore, determined that staying the Illinois Action pending a decision in this action as to the iPCS Wireless Management Agreement was not likely to reduce costs or save judicial time and resources.

Absent a stay of this action, I would proceed to a trial of the Delaware Action on October 31, 2008.(17) In all events, Judge Pantle will try the Illinois Action beginning December 2, 2008.(18) At least as to the iPCS Wireless Management Agreement, the two actions will be duplicative. “Duplicative proceedings are disfavored because they waste judicial and financial resources, and because the competing proceedings create the

(16)         Defs.’ Renewed Mot. to Stay Ex. A at 5.

(17)         At the time of my July 14 Sprint IV decision, the parties on both sides still had the ability to file summary judgment motions in this action, which might have resolved some of the relevant issues before any trial in Illinois or Delaware. Neither Sprint nor iPCS, however, moved for summary judgment.

(18)         Plaintiffs’ Memorandum in Opposition to Defendants’ Renewed Motion to Stay (“PAB”) was filed on September 23, 2008. At that time, no trial date had been set in the Illinois Action, and Sprint expressed concern about the Illinois court’s ability to resolve that litigation before the close of the Clearwire Transaction. PAB at 5. Since then, Judge Pantle scheduled trial in the Illinois Action to begin on December 2. Moreover, statements made by Sprint’s counsel to the Illinois court on September 25 indicate that resolution of the litigation, either in Delaware or Illinois, is not a condition of closing the Clearwire Transaction. Defs.’ Reply in Supp. of Their Renewed Mot. to Stay (“DRB”) Ex. B at 6; see id. Ex. E at 139, 196-97. In these circumstances, there is no reason to question the parties’ ability to obtain an expeditious and timely ruling in the Illinois Action.

appearance of an unseemly race to decide with a potential for inconsistent rulings.”(19) Now that the Illinois court, having considered this Court’s provisional denial of a stay in Sprint IV, has decided to proceed with the Illinois Action, I must determine whether the costs of proceeding on parallel, duplicative tracks outweigh the potential benefits of proceeding with the Delaware Action. I conclude that they do for the reasons stated in this memorandum opinion and because, unlike the Illinois Action, this action does not include all of the relevant parties and issues. Thus, I will stay this action in favor of the Illinois Action.

Staying this Delaware Action will spare the resources needed to decide issues here that may or may not have preclusive effect in the Illinois Action, and relieve the Illinois court of the burden of ascertaining what deference or preclusive effect the Delaware judgment should receive. A stay also will eliminate the need for this Court and, perhaps, the Delaware Supreme Court to resolve on an expedited basis a close question of subject matter jurisdiction, which is not present in the Illinois Action. In addition, the parties will avoid the significant expenditures of money and time that inevitably accompany contemporaneous litigation and back-to-back trials of overlapping issues in two different fora. Furthermore, if both cases moved forward, as Sprint suggests, the results might differ, creating a cloud over the determination of the parties’ rights under the Management Agreements. With these considerations in mind, I find that in the present circumstances the fourth forum non conveniens factor favors the granting of a stay.

(19)         Bear Stearns, 2008 WL 959992, at *7.

Sprint contends a stay is not warranted because no new developments have occurred since my July 14 decision, and, therefore, iPCS’s motion to stay is governed by the law of the case doctrine. That doctrine, however, does not apply here. The law of the case doctrine requires that courts put to rest matters previously ruled upon; but, the doctrine is not inflexible and permits reconsideration of a prior decision where there are changed circumstances.(20) The doctrine applies only when a prior decision actually or necessarily determines an issue.(21) Nothing in my opinion in Sprint IV reflects an intent to deny a stay without regard to what the Illinois court decided on Sprint’s motion to dismiss the parallel action in Illinois.(22) Indeed, I expressly stated that, ultimately, a stay of this action might be necessary to avert duplicative litigation and minimize the risk of inconsistent rulings.(23) As to changed circumstances, Sprint underestimates the importance of the Illinois court’s denial of its motion to dismiss, which places this Court on a parallel track to adjudicate almost simultaneously the same claims as that court related to the iPCS Wireless Management Agreement.

As former Vice Chancellor, now Chief Justice Steele observed in the Adirondack case, in deciding on a motion to stay: “Ultimately, the exercise of the court’s discretion

(20)         W.L. Gore & Assocs., Inc. v. Wu, 2006 WL 2692584, at *11 (Del. Ch. Sept. 15, 2006) (quoting Hamilton v. State, 831 A.2d 881, 887 (Del. 2003)).

(21)         Odyssey Partners v. Fleming Co., 1998 WL 155543, at *1 (Del. Ch. Mar. 27, 1998).

(22)         See id. at *2 (holding law of the case doctrine inapplicable to motion to dismiss in absence of affirmative intent to dismiss claims in prior decision).

(23)         Sprint IV, 2008 WL 2737409, at *16.

will depend upon review of the relevant practical considerations keeping in mind the broader policies of comity between the states and their courts and the orderly and efficient administration of justice.”(24) Balancing the considerations relevant to a forum non conveniens analysis, including the fact that the underlying disputes do not involve questions of Delaware law, the problems caused by duplicative litigation, and the changed circumstances discussed in this opinion, I conclude the relevant factors strongly predominate in favor of proceeding in Illinois. Accordingly, I grant iPCS’s renewed motion to stay the Delaware Action.

III.           CONCLUSION

For the foregoing reasons, Defendants’ renewed motion to stay this action in favor of the co-pending Illinois Action is granted. All further proceedings in this Court are hereby stayed until further order of the Court.

IT IS SO ORDERED.

(24)                            1996 WL 684376, at *6 (citing McWane, 263 A.2d at 283).